Exhibit 99.1
White Electronic Designs Corporation Reports
Fourth Quarter and Fiscal 2008 Financial Results
For Immediate Release

Company Contact:	Investor Contact:
Roger Derse	Lytham Partners, LLC
Chief Financial Officer	Joe Diaz, Robert Blum, Joe Dorame
602-437-1520	602-889-9700
rderse@wedc.com	wedc@lythampartners.com
PHOENIX, Arizona – December 11, 2008 – White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the fourth quarter and the fiscal year ended September 27, 2008.
During the fiscal year the Company made a strategic decision to dispose of its Display Systems Division (DSD), Interface Electronics Division (IED) and its commercial microelectronics product lines to focus operations in the defense electronics market. These operations are reported as discontinued operations for all periods presented in our consolidated financial statements. The Company expects to dispose of these operations in fiscal year 2009.
Fourth Quarter 2008 Results:

For the quarter, the Company reported revenues from continuing operations of $14.9 million, compared to $15.1 million in the fourth quarter of the previous year from continuing operations. Gross margin from continuing operations for the quarter was 40% compared with 43% in the comparable quarter last year from continuing operations. Loss from continuing operations for the quarter was $1.1 million, or $(0.05) per diluted share, compared to income of $2.0 million, or $0.08 per diluted share, in the fourth quarter of fiscal year 2007. Financial results for the just completed fourth quarter were impacted by a charge of $2.8 million attributable to severance costs associated with the departure of the previous chief executive officer of the Company. Excluding the aforementioned charge, on a non-GAAP tax-effected basis, income from continuing operations for the fourth quarter would have been $0.7 million, or $0.03 per diluted share.
Revenues from discontinued operations in the fourth quarter were $7.9 million. Loss from discontinued operations for the quarter totaled $1.5 million, or $(0.07) per diluted share.
On a consolidated basis, revenues for the fourth quarter of fiscal 2008 were $22.8 million compared to $26.5 million in the fourth quarter of fiscal 2007. Net loss for the fourth quarter of fiscal 2008 was $2.6 million, or $(0.12) per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share, in the fourth quarter of 2007.
(See Exhibit A for Reconciliation of fourth quarter GAAP to Non-GAAP.)
Bookings / Backlog

Bookings for continuing operations for the quarter totaled $17.3 million, compared to $11.6 million in the previous quarter – an increase of 49% – and $18.6 million in the comparable quarter last year. The growth in sequential bookings is attributable to strength in the military FLASH/SRAM business. The bookings activity for the quarter yielded a book-to-bill ratio of 1.17:1.
“Bookings for the quarter were strong,” stated Dan Tarantine, Executive Vice President of Sales and Marketing and a member of the interim Office of the President. “We received numerous orders for the Euro-fighter 2000 and the Joint Tactical Radio System. We believe that bookings will remain positive going into the first quarter of the new fiscal year. We expect that our GPS/anti-tamper business will continue to achieve significant growth in fiscal year 2009. Our technical leadership in this critically important segment is beginning to gain sustainable traction.”
Backlog at the end of the fourth quarter of fiscal 2008 increased 8% to $38.6 million, compared to $35.9 million in the previous quarter and was consistent with the $38.6 million in the fourth quarter of fiscal 2007.
Fiscal Year 2008 Results
For the fiscal year ended September 27, 2008, the Company reported revenues from continuing operations of $56.4 million, compared to $52.1 million in the previous year. Gross margin for the fiscal year was 41%, compared to 43% in the previous year. Income from continuing operations for fiscal 2008 was $2.5 million, or $0.11 per diluted share, compared to income of $5.2 million, or $0.21 per diluted share, in fiscal year 2007. Financial results for the fiscal year were impacted by a charge of $2.8 million attributable to severance costs associated with the departure of the previous chief executive officer of the Company. Excluding the aforementioned charge, on a non-GAAP tax-effected basis, income for fiscal year 2008 would have been $4.2 million, or $0.18 per diluted share.
Revenues from discontinued operations for the fiscal year were $40.1 million. Loss from discontinued operations for the year totaled approximately $8.5 million, or $(0.38) per diluted share.
On a consolidated basis, revenues for fiscal year 2008 were $96.4 million, compared to $104.2 million in fiscal 2007. Net loss for fiscal year 2008 was approximately $6.0 million, or $(0.27) per diluted share, compared to net income of $3.1 million, or $0.13 per diluted share, in fiscal 2007.
(See Exhibit B for Reconciliation of fiscal year 2008 GAAP to Non-GAAP.)
Roger Derse, chief financial officer and member of the interim Office of the President of White Electronic Designs Corporation, said, “We are pleased with the progress that is being made in realigning the Company for more consistent operational and financial performance. Upon disposition of the discontinued operations we believe that we will be able to consistently operate the business with gross margins that center around 40% compared to the 25% to 30% range of previous years. We are confident that focusing the operations of the Company where we have clear competitive advantages will deliver operational efficiencies, more consistent profitability and the enhanced shareholder value that we seek.”
Discontinued Operations

During the fiscal year, the Company moved its Display Systems Division, Interface Electronics Division and its commercial microelectronics product lines into discontinued operations to focus its operations in the defense electronics market. The Company believes it now has a more efficient operating structure that will result in improved operating margins and financial performance. The Company expects to dispose of the businesses in discontinued operations in fiscal year 2009.
Strategic Alternatives
The Company’s previously announced exploration of strategic alternatives under the supervision of the independent special committee of its Board is actively underway. The Company continues to work closely with its financial advisor Jefferies Quarterdeck, a division of Jefferies Co., to identify opportunities to enhance stockholder value. Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as legal advisor.
As previously indicated, the process involves a thorough review of strategic alternatives, including WEDC continuing as an independent public company, merging with or acquiring another public or private defense electronics company, or being acquired by a strategic or financial investor. The special committee is giving due consideration and deliberation with respect to all opportunities that are available to the Company with the goal of identifying what it believes is the best strategy for the Company.
We believe the Company’s realignment to be exclusively focused as a defense electronics manufacturer and supplier – coupled with its positive cash flow, substantial cash reserves and lack of debt – allows the Company substantial flexibility to conduct a thorough process with a focus on creating long term shareholder value. The committee is committed to completing the process expeditiously as possible, while ensuring that all alternatives are given appropriate consideration.
In order to optimize the process of the committee, the Company and the committee won’t be commenting on the committee’s internal deliberations or any negotiations the Company may pursue unless and until a definitive agreement, if any, is reached or the Company completes its review.
Disclosure of Certain Financial Information
“Non-GAAP income from continuing operations” and the related “non-GAAP earnings per share” are non-GAAP financial measures. Regulation G and other provisions of the securities laws regulate the use of financial measures that are not prepared in accordance with generally accepted accounting principles. We believe these measures provide important supplemental information to investors. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that – when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases – provide a more complete understanding of factors and trends affecting our business.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures,

even if they have similar names. Non-GAAP income (loss) from continuing operations, which we reconcile to GAAP income, excludes severance costs related to the departure of the Company’s previous chief executive officer. Non-GAAP earnings per share is derived from non-GAAP income, using the same measures of outstanding shares as are used to calculate earnings per share in accordance with GAAP.
Conference Call
The Company will conduct a conference call today, Thursday, December 11, 2008 at 4:30 pm ET to review the results of the quarter, the fiscal year, and to update investors on the recently announced operational realignment of the Company. The review of the financial results will include reclassified comparative financial data for past periods reflecting the Company’s transition into a defense electronics technology provider.
Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 304228 for 7 days following the call.
A live web cast of the call will be available at http://www.investorcalendar.com/IC/CEPage.asp?ID=137956. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.
About White Electronic Designs Corporation
White Electronic Designs (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense market has established White Electronic Designs as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced embedded component solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. To learn more about us, visit our website at http://www.whiteedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements in this press release include the Company’s expectation to dispose of discontinued operations in fiscal year 2009, the likely benefits of a more efficient operating structure and the possibility that the review of strategic alternatives will identify or result in a transaction involving the Company or any other strategic action by the Company. Additionally, other factors that could materially and unexpectedly affect the Company’s results are set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. WEDC-F

Exhibit A
White Electronic Designs Corporation
Diluted EPS Non-GAAP Reconciliation
(in thousands, except per share information)
(unaudited)

	Three Months Ended
	September 27, 2008			September 29, 2007
	GAAP	Severance	Non-GAAP	GAAP

Income (loss) from continuing operations before income taxes	$(1,189)	$2,793	$1,604	$2,689

Income tax (expense) benefit	95	(1,048)	(953)	(696)

Income (loss) from continuing operations	$(1,094)	$1,745	$651	$1,993

Diluted earnings per share	$(0.05)	$0.08	$0.03	$0.08

Diluted shares	22,464	23,092	23,092	23,770
Tax rate (1)	8.0%	37.5%	59.4%	25.9%

Note: Sum of columns may not equal totals due to rounding. Per share data is shown net of tax.

(1)	The tax rate differs from the statutory rate due to changes in income estimates, income levels, and discrete items occurring within the quarter.

Exhibit B
White Electronic Designs Corporation
Diluted EPS Non-GAAP Reconciliation
(in thousands, except per share information)
(unaudited)

	Twelve Months Ended
	September 27, 2008			September 29, 2007
	GAAP	Severance	Non-GAAP	GAAP

Income (loss) from continuing operations before income taxes	$3,621	$2,793	$6,414	$7,465

Income tax (expense) benefit	(1,138)	(1,048)	(2,186)	(2,292)

Income (loss) from continuing operations	$2,483	$1,745	$4,228	$5,173

Diluted earnings per share	$0.11	$0.08	$0.18	$0.21

Diluted shares	23,043	23,043	23,043	24,108
Tax rate	31.4%	37.5%	34.1%	30.7%
Note: Sum of columns may not equal totals due to rounding. Per share data is shown net of tax.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 27,	September 29,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$52,604	$48,652
Accounts receivable, less allowance for doubtful accounts of $74 and $46	10,508	10,132
Inventories	15,359	15,018
Prepaid expenses and other current assets	2,027	647
Deferred income taxes	2,962	3,235
Assets held for sale	12,668	25,331

Total Current Assets	96,128	103,015

Property, plant and equipment, net	10,137	9,705
Deferred income taxes	1,900	1,297
Goodwill	1,764	1,764
Other assets	67	67
Assets held for sale	1,662	9,042

Total Assets	$111,658	$124,890

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,038	$1,542
Accrued salaries and benefits	1,490	947
Other accrued expenses	1,260	2,229
Deferred revenue	4,016	4,736
Liabilities related to assets held for sale	2,327	6,412

Total Current Liabilities	11,131	15,866

Accrued pension liability	640	271
Other liabilities	948	1,090
Liabilities related to assets held for sale	101	1,291

Total Liabilities	12,820	18,518

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 25,048,639 and 24,841,586 shares issued	2,504	2,484
Treasury stock, 2,464,371 and 1,828,412 shares, at par	(247)	(183)
Additional paid-in capital	82,608	83,787
Retained earnings	14,241	20,228
Accumulated other comprehensive income (loss)	(268)	56

Total Shareholders’ Equity	98,838	106,372

Total Liabilities and Shareholders’ Equity	$111,658	$124,890

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended
	September 27,	September 29,	September 30,
	2008	2007	2006
Net sales	$56,355	$52,073	$48,756
Cost of sales	33,458	29,708	27,186

Gross profit	22,897	22,365	21,570

Operating expenses:
Selling, general and administrative	17,250	14,034	12,422
Research and development	3,611	3,406	3,221

Total operating expenses	20,861	17,440	15,643

Operating income	2,036	4,925	5,927
Interest income	1,585	2,540	2,180

Income from continuing operations before income taxes	3,621	7,465	8,107
Provision for income taxes	(1,138)	(2,292)	(2,583)

Income from continuing operations	2,483	5,173	5,524

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(4,955)	(2,087)	489
Loss on sale of discontinued operations, net of tax	(3,515)	—	—

Income (loss) from discontinued operations	(8,470)	(2,087)	489

Net income (loss)	$(5,987)	$3,086	$6,013

Income from continuing operations per common share:
Basic	$0.11	$0.22	$0.23

Diluted	$0.11	$0.21	$0.22

Income (loss) from discontinued operations per common share:
Basic	$(0.38)	$(0.09)	$0.02

Diluted	$(0.38)	$(0.09)	$0.02

Net income (loss) per common share:
Basic	$(0.27)	$0.13	$0.25

Diluted	$(0.27)	$0.13	$0.24

Weighted average number of common shares and equivalents:
Basic	22,509,796	23,574,852	24,488,041
Diluted	23,042,748	24,107,677	24,930,939